File No. 70-9627
                  (Potomac Edison Asset Transfer)
                      Release of Jurisdiction

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.   20549

                  POST-EFFECTIVE AMENDMENT NO. 3

                             FORM U-1

                      APPLICATION/DECLARATION

                               UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 _________________________________

Allegheny Energy, Inc.             Allegheny Energy Supply Company, LLC
10435 Downsville Pike              R.R. 12, P.O. Box 1000 Roseytown Road
Hagerstown, Maryland 21740         Greensburg, Penna. 15601

The Potomac Edison Company         Allegheny Energy Service Corporation
(d/b/a Allegheny Power)            10435 Downsville Pike
10435 Downsville Pike              Hagerstown, Maryland 21740
Hagerstown, Maryland 21740
                __________________________________

                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                    Hagerstown, Maryland 21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:

                     Thomas K. Henderson, Esq.
                Vice President and General Counsel
                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD 21740

                       Anthony Wilson, Esq.
                          Senior Attorney
               Allegheny Energy Service Corporation
                       10435 Downsville Pike
                       Hagerstown, MD 21740

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     By  order  dated  July  31,  2000  in  this  proceeding,  the
Commission   authorized  The  Potomac  Edison  Company   ("Potomac
Edison") to transfer its undivided ownership interests in  certain
jointly   held   generating  facilities,  certain   wholly   owned
generating facilities, related fixed assets, other interests, and certain generating related liabilities to Allegheny Energy, Inc.'s ("Allegheny") wholly owned generation company - Allegheny Energy Supply Company, L.L.C. ("Genco"). See Holding Company Act Release No. 27205, Order Authorizing Formation of Subsidiary Companies;
Transfer   of  Assets  and  Liabilities  to  Associate  Generation
Company; Issuance of Notes; Payment of Dividends; Intrasystem Service Agreements; Reservation of Jurisdiction (July 31, 2000) ("Original Order").

     Under the terms of the Original Order, pending completion of the record, the Commission reserved jurisdiction over certain proposed transactions involving the transfer of assets consisting of Potomac Edison's undivided 100% ownership interest in the Luray, Newport, Shenandoah and Warren hydroelectric generating stations ("VA Hydro Assets"), and a request to merge AE Units 1 and 2, L.L.C., a non-utility subsidiary of Allegheny that owns two 44 MW generation units and associated transmission facilities, step-up transformers, breakers and interconnection facilities near Springdale, Pennsylvania, with Genco in exchange for Genco assuming the former company's outstanding debt.

     The record is hereby supplemented and completed with the filing of Exhibits D-8, and D-9. Exhibit D-8 is a reproduction of the Order of the Virginia State Corporation Commission approving the transfer of the VA Hydro Assets, D-9, is a reproduction of the Order of the Federal Energy Regulatory Commission approving the transfer of AE Units 1 and 2, L.L.C. Potomac Edison, Genco, and the other applicants named in this proceeding hereby request that the Commission issue a supplemental order releasing jurisdiction heretofore reserved under the terms of the Original Order.

                         SIGNATURE

           Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                    Allegheny Energy, Inc.
                                    The Potomac Edison Power Company
                                    Allegheny Energy Supply Company, L.L.C.
                                    Allegheny Energy Service Company

                                    By:   /S/ THOMAS K. HENDERSON

                                          Thomas K. Henderson


Dated: December 22, 2000

                              2

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Exhibit H

     Form of Notice

     1.   News Digest

     ALLEGHENY ENERGY, INC., ET AL. A notice has been issued giving interested persons until December __, 2000, to request a hearing on a proposal by The Potomac Edison Company a wholly owned public utility electric subsidiary of Allegheny Energy, Inc., a registered public utility holding company, to enter into a leaseback agreement with Allegheny Energy Supply Company, LLC, a wholly owned non-utility subsidiary of Allegheny Energy, Inc. (Rel. 35-27____).

     2.   Notice

Allegheny Energy, Inc. et al. (70-1______)

     Allegheny Energy, Inc.,  ("Allegheny"), a registered  holding
company,   10435  Downsville  Pike,  Hagerstown,  MD   21740-1766,
Allegheny Energy Service Company ("AESC"), a service subsidiary of Allegheny, The Potomac Edison Company ("Potomac Edison"),<F1> a wholly owned public utility electric subsidiary of Allegheny, and Allegheny Energy Supply Company, LLC ("GENCO"), a wholly owned subsidiary of Allegheny (collectively, "Applicants"), hereby file this application-declaration with the Securities and Exchange Commission ("Commission") under Sections 6(a), 7, 9(a), 10, 11, 12(b) and 13(b) of the Public Utility Holding Company Act of 1935, as amended ("Act"), and Rules 45, 46, 54, 90 and 91 under the Act.

     By order dated July 31, 2000 in this proceeding, the Commission authorized The Potomac Edison Company ("Potomac Edison") to transfer its undivided ownership interests in certain jointly held generating facilities, certain wholly owned generating facilities, related fixed assets, other interests, and certain generating related liabilities to Allegheny Energy, Inc.'s ("Allegheny") wholly owned generation company - Allegheny Energy Supply Company, L.L.C. ("Genco"). See Holding Company Act Release No. 27205, Order Authorizing Formation of Subsidiary Companies; Transfer of Assets and Liabilities to Associate Generation Company; Issuance of Notes; Payment of Dividends; Intrasystem Service Agreements; Reservation of Jurisdiction (July 31, 2000) ("Original Order").

     Under the terms of the Original Order, pending completion of the record, the Commission reserved jurisdiction over certain proposed transactions involving the transfer of assets consisting of Potomac Edison's undivided 100% ownership interest in the Luray, Newport, Shenandoah and Warren hydroelectric generating stations ("VA Hydro Assets"), and a request to merge AE Units 1 and 2, L.L.C., a non-utility subsidiary of Allegheny that owns two 44 MW generation units and associated transmission facilities, step-up transformers, breakers and interconnection facilities near Springdale, Pennsylvania, with Genco in exchange for Genco assuming the former company's outstanding debt.

_____________________________
<F1> In  addition  to  Potomac  Edison, Monongahela  Power  Company
("Monongahela")  is  a wholly owned public utility  subsidiary  of
Allegheny.   GENCO,  Potomac Edison and  Monongahela  jointly  own
Allegheny Generating Company ("AGC"), which owns a 40% undivided interest in a pumped-storage hydroelectric generating facility and related transmission facilities located in Bath County, Virginia ("Bath Project").

     The record is hereby supplemented and completed with the filing of Exhibits D-8, and D-9. Exhibit D-8 is a reproduction of the Order of the Virginia State Corporation Commission approving the transfer of the VA Hydro Assets, D-9, is a reproduction of the Order of the Federal Energy Regulatory Commission approving the transfer of AE Units 1 and 2, L.L.C. Potomac Edison, Genco, and the other applicants named in this proceeding hereby request that the Commission issue a supplemental order releasing jurisdiction heretofore reserved under the terms of the Original Order.

                                4

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Exhibit   D-8,  Order of the Virginia State Corporation Commission

Exhibit   D-9,   Order of the Federal Energy Regulatory Commission

                                5

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